Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE  -  FOR IMMEDIATE RELEASE......

1ST CONSTITUTION BANCORP DECLARES A 5 PERCENT STOCK DIVIDEND

Cranbury NJ – December 22, 2009....... 1ST Constitution Bancorp’s (NASDAQ: FCCY) Board of Directors has declared a 5 percent stock dividend to shareholders of record as of the close of business on January 19, 2010, payable February 3, 2010.  Robert F. Mangano, President and Chief Executive Officer said that this action represents the eighteenth consecutive year that a stock dividend has been paid by 1ST Constitution.

1ST Constitution Bancorp and its primary subsidiary, 1ST Constitution Bank operate eleven branch banking offices in Cranbury (two), Fort Lee, Hamilton, Hightstown, Jamesburg, Montgomery, Plainsboro, Perth Amboy, Princeton, and West Windsor, New Jersey.

1ST Constitution Bancorp is traded on the NASDAQ Global Market under the trading symbol “FCCY.” You can visit our Internet website at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in 1ST Constitution Bancorp in a way that adversely affects 1ST Constitution Bancorp, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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